FUND PARTICIPATION AGREEMENT

This Agreement dated as of the 13th day of April, 2007 is made by and among Nationwide Financial Services, Inc. on behalf of its subsidiary life insurance companies listed on Exhibit A (collectively “Nationwide”) and the current and any future Nationwide separate accounts as applicable (“Variable Accounts”) and Oppenheimer Variable Account Funds (“Fund”) and OppenheimerFunds, Inc, ("Adviser") (collectively "the Company").
RECITALS

WHEREAS, the Fund is an open-end management investment company and is available to act as the investment vehicle for separate accounts now in existence or to be established at any date hereafter for variable life insurance policies, variable annuity contracts and other tax-deferred products (collectively, the “Variable Insurance Products”) offered by life insurance companies (hereinafter “Participating Insurance Companies”);

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a “Portfolio”, and each representing the interests in a particular managed pool of securities and other assets;

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940 (“1940 Act”) and each class of shares of the Portfolios of the Fund is registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”);

WHEREAS, the Adviser is duly registered as an investment adviser under the federal Investment Advisers Act of 1940;

WHEREAS, Nationwide is engaged in developing and offering variable annuity and variable life insurance products (collectively “Variable Products ”) through its Variable Accounts; and

WHEREAS, Nationwide also provides administrative and/or recordkeeping services for the Variable Products and in all other respects provides operational support in connection with the offering and maintenance of the Variable Products; and

WHEREAS, Nationwide and the Company mutually desire the inclusion of the Portfolios as investment options in the Variable Products (the Portfolios covered by this Agreement are specified in Exhibit B attached hereto as may be modified by mutual consent from time to time); and

WHEREAS, the Variable Products allow for the allocation of net amounts received by Nationwide and the Variable Accounts to the Company for investment in shares of the Fund; and

WHEREAS, selection of investment options is made by contract owners of the Variable Products and such contract owners may reallocate their investments among the investment options in accordance with the terms of the Variable Products; and

NOW THEREFORE, Nationwide and the Company, in consideration of the undertaking described herein, agree that the Portfolios specified in Exhibit B will be available as investment options in the Variable Products offered by Nationwide, subject to the following:

REPRESENTATIONS AND WARRANTIES

REPRESENTATIONS AND WARRANTIES BY NATIONWIDE

Nationwide Financial Services, Inc. represents and warrants that it is a holding company duly organized and in good standing under applicable state law, and that its life insurance companies have been duly organized and are in good standing under applicable state law.

Nationwide represents and warrants that the securities deemed to be issued by the Variable Accounts are or, prior to any issuance or sale will be, registered under the 1933 Act (unless an exemption from registration is available) and, that the annuity contracts and/or life insurance policies will be issued in compliance in all material respects with all applicable federal and state laws and regulations. Nationwide represents that its general agent agreements governing the sales of the contracts require registered representatives to have reasonable grounds for believing the recommendation is suitable for such contract owner including without limitation state insurance suitability requirements and National Association of Securities Dealers, Inc. (“NASD”) conduct rules.

Nationwide represents and warrants that all separate accounts established by its life insurance company subsidiaries are duly organized and validly established under applicable state law.  Each Variable Account is or will be registered as a unit investment trust in accordance with the provisions of the 1940 Act, unless an exclusion from registration based on Section 3(c) 1 or 3(c) 7 of the 1940 Act, or any other applicable exemption, is available.  Nationwide represents and warrants that it will maintain such registration for so long as any annuity contracts and/or life insurance policies are outstanding or until registration is no longer required under federal and state securities laws.

Nationwide represents and warrants that it will amend the registration statements under the 1933 Act and the 1940 Act for the Variable Products from time to time as required to effect the continuous offering of the Variable Products, unless otherwise exempt.  Nationwide shall register and qualify the Variable Products for sale in accordance with the insurance laws and securities laws of the various states where those annuity contract or life insurance policies will be offered or sold.

Nationwide represents and warrants that the annuity contracts and/or life insurance policies are currently and at the time of issuance will be treated as annuity contracts and/or life insurance policies under the appropriate provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.  Nationwide shall make every effort to maintain such treatment, and will promptly notify the Company upon having a reasonable basis for believing that such annuity contracts or life insurance policies have ceased to be so treated or that they might not be so treated in the future.  Nationwide represents and warrants that it will not purchase shares of the Fund with assets derived from tax-qualified retirement plans except indirectly, through contracts purchased in connection with such plans.

Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws or regulations.

If  the annuity contracts and/or life insurance policies purchase shares of a series and class of the Fund that have adopted a plan under Rule 12b-1 under the 1940 Act to finance distribution expenses (a “12b-1 Plan”), the Company agrees to provide the Trustees any information as may be reasonably necessary for the Trustees to review the Fund’s 12b-1 Plan or Plans.

Nationwide represents and warrants that all of its directors, officers, employees, agents, investment advisers, and other individuals and entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than the equivalent of U.S. $10 million.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable insurance company.  Nationwide agrees that any amount received under such bond in connection with claims that derive from arrangements described in this Agreement will be paid by Nationwide for the benefit of the Fund.  Nationwide agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Adviser in the event that such coverage no longer applies.

Nationwide agrees to comply with all applicable United States laws and regulations, relating to money laundering including without limitation, Title III of the USA Patriot Act, hereinafter, collectively with the rules, regulations promulgated thereunder (the “Patriot Act”) and any requests in connection therewith, made by appropriate regulatory authorities, the Fund or their duly appointed agents.  As a result of a money laundering investigation, the Fund reserves the right to reject any transaction and/or cease to transact with Nationwide and/or the Accounts.

Further, Nationwide represents that it has not received notice of, and to its knowledge, there is no basis for, any claim, action, suit, investigation or proceeding that Nationwide is not or has not been in compliance with the Patriot Act, and the rules and regulations promulgated thereunder.

Nationwide shall maintain and enforce policies and procedures reasonably designed to ensure that Portfolio share orders transmitted to the Fund are segregated by time of receipt in order to prevent Share orders from being executed at a price based on a previously determined net asset value.

Nationwide shall facilitate and cooperate with third-party audits arranged by the Fund or the Adviser to evaluate the effectiveness of its compliance controls.  The Fund or Adviser shall give Nationwide reasonable advance notice (no less than 30 days) of any intention to schedule a third-party audit including providing information as to the purpose and extent of the audit.  Any costs or expenses associated with such audits will be born by the Fund or Adviser.

Nationwide shall provide the Fund’s chief compliance officer with reasonable direct access to its compliance personnel.

REPRESENTATIONS AND WARRANTIES BY THE COMPANY

The Fund represents and warrants that it is duly organized and validly existing under applicable state law.  The Fund represents and warrants that its shares are duly authorized for issuance in accordance with applicable law, that the Fund is registered as an open-end management investment company under the 1940 Act, and the Fund will maintain its registration as an investment company under the 1940 Act.

The Fund shall take all such actions as are necessary to permit the sale of its shares to the Variable Accounts, including registering its shares sold to the Variable Accounts under the 1933 Act.  The Fund will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.  The Fund will register and qualify its shares for sale in such states as it deems advisable, and will promptly notify Nationwide if any shares of the Fund are not registered and qualified in a particular state.

The Fund represents and warrants that the Funds are currently qualified as regulated investment companies under Subchapter M of the Code, and that the Funds shall take all reasonable steps to maintain such qualification.  The Fund shall promptly notify Nationwide upon having a reasonable basis for believing that the Funds have ceased to so qualify, or that they may not qualify as such in the future.

The Fund represents and warrants that any insurance Funds utilized in the Variable Products currently comply with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of the Federal Tax Regulations, if required, and that such Funds will take all reasonable steps to maintain the Funds’ compliance with such diversification requirements, unless the Funds are otherwise exempt from Section 817(h) and/or except as otherwise disclosed in each Fund’s prospectus.  The Fund will notify Nationwide promptly upon having a reasonable basis for believing any Fund has ceased to comply with these requirements.  The Fund shall take all reasonable steps to remedy any failure to comply with Section 817(h) within the time frame set forth by Section 817(h).

The Company agrees to comply with all applicable United States laws and regulations, relating to money laundering, including without limitation, Title III of the USA Patriot

Act, hereinafter, collectively with the rules, regulations promulgated there under (the “Patriot Act”) and any requests in connection therewith, made by appropriate regulatory authorities, Nationwide or their duly appointed agents.  As a result of a money laundering investigation, Nationwide reserves the right to reject any transaction and/or cease to transact with the Company.

The Adviser represents and warrants that it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws and that it will perform its obligations for the Fund in accordance with any applicable state and federal securities laws.

Nationwide, the Fund and the Adviser each agree to notify the others immediately upon having a reasonable basis for believing that any of these representations and warranties are no longer true or accurate to a material extent.

TRADING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from duly authorized parties for the purchase or redemption of Fund shares prior to the close of regular trading (generally 4:00 p.m. Eastern Time) each Business Day.  A "Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund’s most recent prospectus and Statement of Additional Information.  Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Company or to incur any cost or liability on its behalf.  Both parties agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit C, as well as to follow any applicable federal and/or state securities laws, rules or regulations.

The Board of Trustees of the Fund (hereinafter the “Board”) may refuse to sell shares of any Portfolio of the Fund to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interests of the shareholders of any Portfolio (including without limitation purchase orders that individually or together with other contemporaneous orders represent large transactions in shares of any Portfolio held for a relatively brief period of time).  Such shares shall be purchased at the applicable net asset value per share, increased by any initial sales charge, if the Fund’s prospectus then in effect imposes such a charge on such purchases.  Without limiting the foregoing, the Fund and the Fund’s transfer agent may take such other action (including, without limitation, rejecting specific purchase orders) as they deem necessary to reduce, discourage or eliminate market timing activity.

Nationwide represents that the Variable Products are designed for long-term investors and Nationwide has policies and procedures in place to detect and discourage short-term trading or other abusive market timing practices, which include but are not limited to, monitoring contract owner activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds, if applicable.  Nationwide agrees to follow and adhere to the Fund’s market timing procedures as described in the Fund’s then-current Prospectus and SAI and cooperate with the Fund to implement the Fund’s restrictions on purchases and redemptions that follow a market timing pattern to the best of its ability, including but not limited to providing information on Variable Product owner transactions, as may reasonably be requested by the Fund.

The Fund represents that the risks to shareholders of the Fund resulting from market timing in the Fund and any policies and procedures adopted to deal with such risks, are described in the Fund prospectus and Statement of Additional Information; and that such policies, as disclosed, will be consistently applied with respect to all shareholders unless otherwise disclosed in the Fund prospectus.

The Fund represents that purchase orders (including exchanges) will be rejected only when consistent with policies adopted by the Board(s) of the Fund(s) acting in the best interest of all shareholders, as disclosed in the then-current prospectus and Statement of Additional Information for the Fund(s).

Nothing herein shall be construed to require Nationwide to breach Variable Product contracts in place prior to the execution of this Agreement.

REDEMPTION FEE FUNDS

The Company offers Fund share classes that impose redemption fees in certain circumstances (“Redemption Fee Funds”) and, with respect to such Redemption Fee Funds, Nationwide agrees to monitor the holding period of interests of variable contract owners held through the Variable Products and to track such holding periods for purposes of assessing redemption fees in conjunction with those transactions specifically subject to such fees, subject to any reasonable exceptions as set forth in the Redemption Fee Funds prospectuses.  Nationwide shall maintain records supporting its calculations of redemption fees payable to each Fund and shall provide the Company with access, to or copies of, such records upon the reasonable request of the Company.  Nationwide shall calculate the amount of redemption fees payable to each Redemption Fee Fund on a daily basis and such amount shall be netted against the redemption proceeds payable by the Company.

Nothing herein shall be construed to require actions on the part of Nationwide that would, in the best judgment of Nationwide, constitute the violation or breach of any duty Nationwide owes to purchasers of variable insurance product contracts established prior to the creation of the redemption fee shares.

VOTING

For so long as and to the extent that the Securities and Exchange Commission continues to interpret the 1940 Act to require pass-through voting privileges for Variable Products, Nationwide shall distribute all proxy material furnished by the Company (provided that such material is received by Nationwide or its designated agent within a reasonable period (to be no less than 10 Business Days) prior to the date scheduled for mailing to contract owners) and shall vote Fund shares in accordance with instructions received from the contract owners who have interests in such Fund shares.  Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the contract owners, provided that such proportional voting is not prohibited by a contract owner’s qualified retirement plan document, if applicable Nationwide shall be responsible for assuring that each of their separate accounts participating in the Fund calculates voting privileges as required by the Company’s Mixed and Shared Funding Exemptive Order .  Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

DOCUMENTS AND OTHER MATERIALS

DOCUMENTS PROVIDED BY NATIONWIDE

Nationwide agrees to provide the Company, upon written request, any reports indicating the number of contract or policy owners having interests in the Variable Products corresponding to a Variable Account's acquisition of Fund shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

Nationwide is solely responsible for ensuring that the Fund’s prospectus, statement of additional information, shareholder reports and communications, and proxy materials are delivered to Variable Product holders in accordance with applicable federal and state securities laws.

DOCUMENTS PROVIDED BY THE COMPANY

Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, a monthly statement of account, which shall confirm all transactions made during that particular month.

The Company shall promptly provide Nationwide with an electronic version of the Funds’ prospectuses, Statement of Additional Information and any supplements thereto.

EXPENSES
All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Adviser and/or the Fund.

Nationwide is responsible for the expenses of the cost of registration of the Variable Products, unless otherwise exempt and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.

The Adviser and/or Fund is responsible for the expenses of the cost of registration of the Funds’ shares, or preparation of the Funds’ prospectuses, statements of additional information, proxy materials, reports and the preparation of other related statements and notices required by law (“Fund Materials”) for distribution in reasonable quantities to contract owners except as otherwise mutually agreed upon by the parties to the Agreement.

Nationwide is responsible for distributing Fund prospectuses and reports to its existing contract owners and for printing copies of the Fund prospectuses used in connection with offering the contracts.  For Nationwide’s annual mailing to contract owners of Variable Product prospectuses and Fund prospectuses, the Company will provide updated Fund prospectuses for mailing to contract owners, or if a combined printing is done by Nationwide, the Company will pay the lesser of:

(a)  The cost to print individual fund prospectuses; or
(b)  The Company's portion of the total printing costs if Nationwide does not use individual prospectuses, but reprints fund prospectuses in another format; or
(c)  The Company’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses, but reproduces the prospectuses in another allowable and appropriate medium (i.e. CD Rom or computer diskette) which is mutually agreed upon by both Nationwide and the Company and subject to reasonable costs;
provided that any invoices are presented to the Company quarterly for payment after such expenses are incurred.

FUND DISTRIBUTION AND SERVICE PLANS

The Adviser and Nationwide each acknowledge that it intends Nationwide to qualify as an "Insurance Company Recipient" as that term is used in the Fund's Distribution and Service Plans and Agreements for its Service shares, whereby during the duration of this Agreement, Nationwide may receive additional payments, subject to the terms and conditions of those Distribution and Service Plans and Agreements.

FUND SUBSTITUTION

Should the removal of a Fund from a Variable Product be desired by the parties, the parties agree to share any reasonable expenses incurred as a result of removing such Fund as an available investment option.  The parties agree to provide reasonable advance notice of their election to remove a Fund.  The Company acknowledges that Nationwide may need to seek the approval of the Securities and Exchange Commission ("SEC") under Section 26 (c) of the 1940 Act for any fund substitution.

MIXED AND SHARED FUNDING

The Fund represents that it has obtained a mixed and shared funding order issued by the SEC under Section 6(c) of the 1940 Act.  As set forth in the Notice of the Fund's application for the mixed and shared funding order, Nationwide agrees to report any potential or existing conflicts promptly to the Board, and in particular whenever voting instructions of contract owners are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application.  Nationwide agrees to carry out such responsibilities with a view to the interests of existing contract owners.

If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to contract owner investments in the Fund, the Board shall give prompt notice to all Insurance Companies participating in the Fund (“Participating Companies”).  If the Board determines that Nationwide is responsible for causing or creating said conflict, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict.  Such necessary action may include, but shall not be limited to:

(a)  Withdrawing the assets allocable to the Variable Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners; and/or
(b)  Establishing a new separate account.

If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all contract owners having an interest in the Fund, Nationwide may be required, at the Board's election, to withdraw the Variable Account's investment in the Fund.

If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to Nationwide conflicts with the majority of other state regulators, then Nationwide will withdraw the Accounts’ investment in the Fund and terminate this Agreement within a reasonable practicable time after the Board informs Nationwide in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Board Members.  Until the end of the foregoing period, the Fund shall continue to accept and implement orders by Nationwide for the purchase and redemption of shares of the Fund, subject to applicable regulatory limitation.

For the purpose of this Section, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Variable Product. Nationwide shall not be required by this Section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the contract owners materially adversely affected by the irreconcilable material conflict.

SALES LITERATURE

Nationwide and its agents shall make no representations about the Company except those contained in publicly available documents or other documents produced by the Company (or an entity on its behalf).  Nationwide agrees to allow a reasonable period of time for the Company to review sales literature relating to the Variable Products, which discusses the Funds.  Upon reasonable request, Nationwide agrees to furnish draft copies to the Company and allow a reasonable period of time for the review of such material prior to use and prior to the submission of such material to any applicable regulatory entity. The Company must either provide comments within a reasonable period of time or affirmatively decline to provide comments.  No material shall be used if the Fund or its designee reasonably object to such use within a reasonable period after receipt of such material.

The Company and its agents shall make no representations about Nationwide except those contained in publicly available documents or other documents produced by Nationwide (or an entity on its behalf).  The Company agrees to allow a reasonable period of time for Nationwide to review sales literature relating to the Funds, which discuss the Variable Products. Upon reasonable request, the Company agrees to furnish draft copies to Nationwide and allow a reasonable period of time for the review of such material prior to use and prior to the submission of such material to any applicable regulatory entity.  Nationwide must either provide comments within a reasonable period of time or affirmatively decline to provide comments.

For the purposes of this Section, the phrase “sales literature or other promotional material” includes, but is not limited to, portions of the following that use any logo or other trademark related to the Fund, the Adviser, Nationwide or their affiliates, and any of the following that refer to Fund, the Adviser, Nationwide or their affiliates: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboard or electronic media), and sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, market letters and form letters, seminar texts, reprints or excerpts from any advertisement, sales literature or published article).

PRIVACY AND CONFIDENTIALITY

For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.

For purposes of this Section, “Confidential Information” means any data or information regarding proprietary or confidential information concerning each of the parties.  Confidential Information does not include information that (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the Receiving Party or by violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the Disclosing Party; (d) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; or, (e) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement.  Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

In the event Confidential Information includes Customer Information, the Customer Information clause controls.

SECURITY

Both Parties will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information (in electronic and paper format) that are in accordance with reasonable policies in these regards, and provide reasonably appropriate safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement.

INDEMNIFICATION

INDEMNIFICATION BY NATIONWIDE

(a)  Nationwide agrees to indemnify and hold harmless the Fund, the Adviser, and each of their Directors, Trustees, officers, employees and agents, and any affiliated person of the Fund or Adviser within the meaning of Section 2(a)(3) of the 1940 Act (collectively, the "Indemnified Parties" for purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Nationwide) or litigation expenses (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or litigation expenses are related to the sale or acquisition of the Fund's shares or the Variable Products issued by Nationwide and:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus (which shall include the portions of any offering memoranda that contain information regarding the Fund or Adviser) for the Variable Products issued by Nationwide or sales literature or other promotional material for such Variable Products (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Nationwide by or on behalf of the Fund for use in the registration statement or prospectus for the Variable Products issued by Nationwide or sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of such Variable Products or Fund shares; or

(ii) arise out of or as a result of any untrue statement or misrepresentation (other than misstatements or misrepresentations contained in the registration statement, prospectus or sales literature or other promotional material of the Fund not supplied by Nationwide or persons under its control) or wrongful conduct of Nationwide or any of its affiliates, employees or agents with respect to the sale or distribution of the Variable Products issued by Nationwide or the Fund shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished by or on behalf of Nationwide;

(iv) arise out of or result from any Variable Product failing to be considered a life insurance policy or an annuity contract, whichever is appropriate, under applicable provisions of the Code thereby depriving a Fund of its compliance with Section 817(h) of the Code, unless such failure is due to the failure of the Fund or any of the other investment companies currently available as funding vehicles for the Variable Product to invest the assets of any portfolio in such a manner as to ensure that the Variable Product will be treated as annuity, endowment, or life insurance contracts, whichever is appropriate, under the Code and the regulations issued thereunder (or any successor provisions); or

(iv) arise out of or result from any material breach of any representation and/or warranty made by Nationwide in this Agreement or arise out of or result from any other material breach of this Agreement by Nationwide; except to the extent provided in Sections (c) and (d) below.

(b) Nationwide shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation expenses to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Indemnified Party's duties or by reason of the Indemnified Party's reckless disregard of obligations or duties under this Agreement.

(c) Nationwide shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Party shall have notified Nationwide in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Party shall have received notice of such service on any designated agent); provided, however, that the failure to notify the Nationwide of any such claim shall not relieve Nationwide from any liability which it may have to the Indemnified Party against whom such action is brought under these indemnification provisions, except to the extent that the failure to notify results in the failure of actual notice to Nationwide and Nationwide is damaged solely as a result of failure to give such notice.

(d) In case any such action is brought against the Indemnified Parties, Nationwide shall be entitled to participate, at its own expense, in the defense of such action.  Nationwide shall also be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from Nationwide to such party of Nationwide's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Nationwide will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.  If Nationwide assumes the defense or representation of an Indemnified Party, Nationwide shall not consent or agree to any settlement without the prior approval of the Indemnified Party.

INDEMNIFICATION BY THE COMPANY

(a)  The Adviser agrees to indemnify and hold harmless Nationwide and Nationwide's affiliated principal underwriter of the Variable Products, and each of their Directors, Officers, employees, and agents, and any affiliated person of Nationwide within the meaning of Section 2(a)(3) of the 1940 Act (collectively, the "Indemnified Parties" for purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser or litigation expenses (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or litigation expenses are related to the sale or acquisition of the Fund's shares or the Variable Products issued by Nationwide and:

(i)  arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Adviser or the Fund or the designee of either by or on behalf of Nationwide for use in the registration statement or prospectus for the Fund or in sales literature or other promotional material (or any amendment or supplement) or otherwise for use in the registration statement or prospectus for the Fund or in sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Products issued by Nationwide or Fund shares; or

(ii)  arise out of or as a result of any untrue statement or misrepresentations (other than misstatements or misrepresentations contained in the registration statement, prospectus or sales literature or other promotional material for the Variable Products not supplied by the Adviser or any employees or agents thereof) or wrongful conduct of the Adviser, or the affiliates, employees, or agents of the Adviser with respect to the sale or distribution of the Variable Products issued by Nationwide or Fund shares, provided any such statement or representation or wrongful conduct was not made in reliance upon and in conformity with information furnished in writing to the Adviser or the Fund by or on behalf of Nationwide; or

(iii)  arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature or other promotional material covering the Variable Products issued by Nationwide, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to Nationwide by or on behalf of the Fund; or

(iv)  arise out of or result from any material breach of any representation and/or warranty made by the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser; except to the extent provided in Sections (c) and (d) hereof.

(b)
The Fund agrees to indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation expenses (including Losses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the operations of the Fund or the sale or acquisition of the Fund’s shares and:

(i)  arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact or (b) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, if such fact, statement or omission is contained in the registration statement for the Fund or the Variable Products, or in the prospectus or SAI for the Variable Products or the Fund, or in any amendment to any of the foregoing, or in sales literature or other promotional material for the Variable Products or of the Fund, provided, however, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement, fact or omission or such alleged statement, fact or omission was made in reliance upon and in conformity with information furnished in writing to the Adviser or the Fund by or on behalf of the Indemnified Party; or

(ii)  arise out of or as a result of statements or representations (other than statements or representations contained in the Variable Products registration statement, the Variable Products prospectus, SAI, or sales literature or other promotional material for the Variable Products not supplied by the Adviser or the Fund or persons under the control of the Adviser or the Fund respectively) or wrongful conduct of the Fund or persons under its control with respect to the sale or distribution of Variable Products, provided any such statement or representation or such wrongful conduct was not made in reliance upon and in conformity with information furnished in writing to the Adviser or the Fund by or on behalf of Nationwide; or

(iii)  arise out of or result from any material breach of breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund; except to the extent provided in Sections (c) and (d) hereof.

(c) The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation expenses to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Indemnified Party's duties or by reason of the Indemnified Party's reckless disregard of obligations or duties under this Agreement.

(d) The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Party shall have received notice of such service on any designated agent); provided, however, that the failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought under these indemnification provisions, except to the extent that the failure to notify results in the failure of actual notice to the Company and the Company is damaged solely as a result of failure to give such notice.

(e)  In case any such action is brought against the Indemnified Parties, the Company will be entitled to participate, at is own expense, in the defense thereof.  The Company shall also be entitled to assume the defense of such action, with counsel satisfactory to the party named in the action.  After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expense subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.  If the Company assumes the defense or representation of an Indemnified Party, the Company shall not consent or agree to any settlement without the prior approval of the Indemnified Party.

APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of New York.

This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

TERMINATION

This Agreement shall terminate as to the availability of shares of the Funds:

(1)  at the option of Nationwide or the Company upon at least 90 days advance written notice to the other;
(2)  at any time upon the Company's election, if the Company determines that liquidation of any Portfolio in the Fund is in the best interest of the Fund or its beneficial owners.  Reasonable advance notice of election to liquidate shall be provided to Nationwide in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations;
(3)  at the option of Nationwide, if Fund shares are not reasonably available to meet the requirements of the Variable Products as determined by Nationwide reasonably and in good faith.  Reasonable advance notice of election to terminate (and time to cure) shall be furnished by Nationwide;
(4)  upon a decision by Nationwide, in accordance with the 1940 Act and applicable regulations, to substitute such Fund shares with the shares of another investment company for the Variable Products for which the Fund shares have been selected to serve as the underlying investment medium.  Nationwide shall give at least 60 days written notice to the Fund of any proposal to substitute Fund shares;
(5)  automatically if the applicable annuity contracts and life insurance policies are not treated as annuity contracts or life insurance policies by applicable regulatory entities or under applicable rules and regulations;
(6)  automatically if the Variable Accounts are not deemed “segregated asset accounts” by the applicable regulatory entities or under applicable rules and regulations;
(7)  at the option of Nationwide or the Fund, upon institution of relevant formal proceedings against the broker-dealer(s) marketing the Variable Products, the Variable Accounts, Nationwide or the Funds by the NASD, the IRS, the Department of Labor, the SEC, state insurance departments or any other regulatory body;
(8)  upon assignment of this Agreement unless such assignment is made with the written consent of each party and in accordance with applicable law;
(9)  in the event Fund shares or the Variable Products are not registered, issued or sold pursuant to federal law and state securities laws, or such laws preclude the use of Fund shares as an underlying investment medium of the Variable Products issued or to be issued by Nationwide.  Prompt written notice shall be given by either party to the other in the event the conditions of this provision occur;
(10)  At the option of Nationwide, if Nationwide shall determine, in its sole judgment reasonably exercised in good faith, that the Fund or the Adviser has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of Nationwide.  Nationwide shall notify the Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Fund or the Adviser and any other changes in circumstances since the giving of such notice, such determination of Nationwide shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;
(11)  At the option of the Company, if the Company shall determine, in its sole judgment reasonably exercised in good faith, that Nationwide has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Fund or the Adviser.  The Company shall notify Nationwide in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Nationwide and any other changes in circumstances since the giving of such notice, such determination of the Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination; and

Notwithstanding any of the foregoing provisions of this section ("Termination"), this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts remain invested in Fund shares.

NOTICE

Each notice required by this Agreement shall be given in writing to:

Nationwide Financial Services, Inc.
One Nationwide Plaza 1-09-V3
Columbus, Ohio 43215
Attention:  Securities Officer
Fax Number:  614-249-2112

With a Copy to:
Nationwide Financial
One Nationwide Plaza, 1-12-04
Columbus, Ohio 43215
Attention: Vice President- Investment and Advisory Services

OppenheimerFunds, Inc.
6803 South Tucson Way
Centennial, CO 80112
Attn: General Counsel

Oppenheimer Variable Account Funds
Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY 10281-1008
Attn.: Director of Variable Accounts

Any party may change its address by notifying the other party(ies) in writing.

ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties or as expressly contemplated by this Agreement.

ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

TRADEMARKS

Except to the extent required by applicable law, no party shall use any other party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such party.

SURVIVABILITY

Sections “Representations,” “Privacy/Confidentiality,”  “Indemnification,” and “Trademarks” hereof shall survive termination of this Agreement.  In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Variable Accounts are invested in a Portfolio at the time the termination becomes effective and shall survive for so long as such Variable Accounts remain so invested.

NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

PARTNERSHIPS/JOINT VENTURES

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

TERMINATION OF PRIOR AGREEMENTS

This Agreement hereby terminates and replaces the following prior agreements:

•	Fund Participation Agreement dated 8/21/89, as amended, by and among Nationwide Life Insurance Company, Oppenheimer Variable Account Funds and OppenheimerFunds, Inc.;
•
Fund Participation Agreement dated 5/1/02 by and among Nationwide Life Insurance Company of America (formerly Provident Mutual Life Insurance Company), Nationwide Life and Annuity Company of America (formerly Providentmutual Life and Annuity Company of America), Oppenheimer Variable Account Funds and OppenheimerFunds, Inc.

EXECUTION

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.  Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

By:           Karen R. Colvin
Title:                      [Attorney-in-Fact]

OPPENHEIMERFUNDS, INC.

By:           [Christine J. Lostus]
Title:                      [Vice President]

OPPENHEIMER VARIABLE ACCOUNT FUNDS

By:           Brian W. Wixted
Title:                      Treasurer

Exhibit A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
Nationwide Life Insurance Company of America
Nationwide Life and Annuity Company of America

EXHIBIT B

FUNDS

The following funds are currently available for sale through the Variable Products:

Oppenheimer Balanced Fund/VA
Oppenheimer Core Bond Fund/VA
Oppenheimer Capital Appreciation Fund/VA
Oppenheimer Global Securities Fund/VA
Oppenheimer High Income Fund/VA
Oppenheimer International Growth Fund/VA
Oppenheimer Main Street Fund/VA
Oppenheimer Main Street Small Cap Fund/VA
Oppenheimer MidCap Fund/VA
Oppenheimer Strategic Bond Fund/VA

EXHIBIT C

FUND/SERV PROCESSING PROCEDURES
AND
MANUAL PROCESSING PROCEDURES

The purchase and redemption of shares of a Fund (“Shares”) (and settlement thereof) will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase and redemption of Shares (and settlement thereof) through NSCC by Nationwide.  In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

Issuance and transfer of Shares will be by book entry only.  Stock certificates will not be issued.  Shares purchased from the Fund will be recorded by the Distributor in the name of the appropriate Variable Account or the appropriate subaccount of each Variable Account.

It is understood and agreed that, in the context of Section 22 of the Investment Company Act of 1940 (the “1940 Act”) and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (“SEC Staff”), receipt by Nationwide of any Instructions from the contract owner prior to the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the New York Stock Exchange (the "Close of Trading") on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of  the Manual Processing Procedures; provided in all cases that the Company receives such Instructions from Nationwide prior to 9:30 a.m. Eastern Time on the next following business day.  Each Instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each contract owner whose purchase, redemption, or account transfer transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.           On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values ("Business Day"), the Distributor shall accept, and effect changes in its records upon receipt of purchase, redemption,  account transfers and registration instructions from Nationwide electronically through Fund/SERV ("Instructions”) without supporting documentation from the contract owner.  On each Business Day, the Distributor shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.           Distributor shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the

NSCC.  Distributor shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Distributor that would affect its duties and obligations pursuant to this Agreement.

3.           Confirmed trades and any other information provided by the Distributor to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.           Trade information provided by Nationwide to the Distributor through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.           For each Fund/SERV transaction, Nationwide shall provide the Funds and the Distributor with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct.  Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions.  Nationwide certifies that all Instructions delivered to Distributor on any Business Day shall have been received by Nationwide from the contract owner by the Close of Trading on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Distributor on the next Business Day for execution at the NAV determined at the Close of Trading on such next Business Day.

Manual Processing Procedures

1.           On each Business Day, Nationwide may receive Instructions from the contract owner for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day.  Instructions in good order received and time stamped by Nationwide prior to the Close of Trading on any given Business Day (the “Trade Date”) and transmitted to the Distributor by no later than 9:30 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2.           The Distributor will use its best efforts to communicate to Nationwide by 6:30 p.m. ET on each Trade Date (“Price Communication Time”) via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.  Nationwide hereby elects to receive all income dividends and capital gains distributions as are payable on shares of the Fund in additional shares of the Fund, and the Distributor will use its best efforts to notify Nationwide of the number of shares so issued as payment of such dividends and distributions.  Nationwide reserves the right to change this election in the future.

3.           As noted in Paragraph 1 above, by 9:30 a.m. ET on T+1 (“Instruction Cutoff Time”) and after Nationwide has processed all approved transactions, Nationwide will transmit to the Distributor via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Distributor, a report (the “Instruction Report”) detailing the Instructions that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)           It is understood by the parties that all Instructions from the contract owner shall be received and processed by Nationwide in accordance with its standard transaction processing procedures.  Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all contract owner transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities.  Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.

(b)           Following the completion of the transmission of any Instructions by Nationwide to the Distributor by the Instruction Cutoff Time, Nationwide will verify that the Instruction was received by the Distributor.

(c)           In the event that an Instruction transmitted by Nationwide on any Business Day is not received by the Distributor by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond Nationwide’s reasonable control, such Instruction shall nonetheless be treated by the Distributor as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Instruction by facsimile transmission to the Distributor and such Instruction is received by the Distributor’s financial control representative no later than 9:30 a.m. ET on T+1. (Isn't this the Instruction cut-off time?  In addition, Nationwide will place a phone call to a financial control representative of the Distributor on T+1 to advise the Distributor that a facsimile transmission concerning the Instruction is being sent This paragraph is confusing.

(d)           With respect to all Instructions, the Distributor’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Nationwide.

(e)           By no later than 4:00 p.m. on T+1, and based on the information transmitted to the Distributor pursuant to Paragraph 3(c) above, Nationwide will use its best efforts to verify that all Instructions provided to the Distributor on T+1 were accurately received and that the trades for each Account were accurately completed and Nationwide will use its best efforts to notify Distributor of any discrepancies.

4.           As set forth below, upon the timely receipt from Nationwide of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the applicable Trade Date.

(a)           Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1.  Settlements will be through net Federal Wire transfers to an account designated by a Fund.  In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer by 1:00 p.m. ET on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Distributor to cover such net purchase order.  In the case of Instructions which constitute a net redemption order (taking into account the assessment of redemption fees or deferred sales charges, if applicable), settlement shall occur by the Distributor causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 2:00 p.m. ET on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law.  Settlements shall be in U.S. dollars.

(b)           Nationwide (and its Variable Accounts) shall be designated as record owner of each account (“Record Owner”).  Distributor will provide Nationwide with all written confirmations required under federal and state securities laws.

(c)           On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions.  Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  The original T+1 Settlement Date will not apply.  Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)           Nationwide shall, upon receipt of any confirmation or statement concerning the accounts by such method acceptable to the Distributor and Nationwide, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly advise the Distributor in writing of any discrepancies between such information.  The Distributor and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Indemnification

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit C herein:  (i) which is caused by the Funds or the Distributor, the Distributor shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the contract owner and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential, punitive or other indirect damages or (ii) which is caused by Nationwide,  the Distributor shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential, punitive or other indirect damages.  In the event of any such adjustments on the Funds’ accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system.  In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay   All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.